Exhibit 10.5

Mr Anthony Head
18 Ti-Tree Grove
MORNINGTON VIC 3931

                                          29 November 2004

Dear Tony

This letter formalises your appointment as Senior Vice President of Sales with Fit For Business (Australia) The position is on a full-time basis.

Further details of your appointment are as follows:

o    Remuneration

Your commencing remuneration will be AUD $100, 000 per annum plus superannuation of 9%. Your salary will be paid each month, through direct deposit to a bank account that has been nominated by you. Your salary will be reviewed annually in June. Your salary will increase by at least 3% on 1 July 2005 where you meet your agreed performance criteria.

o    Bonus

A bonus payment will be paid to you of AUD $15,000 providing that Fit For Business meets its budget.

o    Commission

A 5% Licensee Commission will be paid on each licence sold.

o    Working Hours

The Company's standard working hours are 8.30am to 5.OOpm. However, you may be required to work longer hours to satisfy the requirements of your position.

o    Annual Leave

You are entitled to four weeks annual leave per year, which becomes due on the anniversary of your employment. Leave may be taken prior to the


Corporate Wellness Solutions

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anniversary  with approval by the board.  It is also the  Company's  practice to close between Christmas and New Year, with normal working days taken as part of annual leave. It is expected that leave will be taken with due consideration for work commitments.

o    Sick Leave

Staff are entitled to eight days sick leave each year and will be cumulative.

o    Long Service Leave

Long service leave will accrue at a rate of 8.6667 weeks per ten years of continual service, based on the Industrial Relations (Qld) Act 1999.

o    Equal Employment Opportunity

It is the Company's policy that all employees are treated according to their abilities, qualifications and aptitudes thereby providing employment on a nondiscriminatory basis.

o    Smoking

The Company adopts the policy of a non-smoking environment.

o    Confidentiality

 "Confidential Information" means all information which is not in the public domain, whether oral, in writing or any other visual, machine readable or other form, relating to the business, affairs, work, assignments, investigations, procedures, services, ideas, concepts, intellectual and industrial property and all business confidences of the Company and:

a) comes to your notice in the course of your employment; or

b) is generated by you in the course of performing your obligations. In accepting your appointment you agree:

1. not to disclose, directly or indirectly Confidential Information to any other person (except with the prior written consent of the Company);



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2.   not to use the  Confidential  Information  for your own  benefit or for the benefit of any other person or for any purpose other than the performance of your duties and tasks in relation to your employment;

3. immediately upon demand by the Company, deliver to the Company the Confidential Information in your possession, power or control;

4. not to retain the Confidential Information or copies (in any form) thereof other than in the course of and for the purpose of your employment; and

5. to maintain and take all reasonable steps necessary to maintain the Confidential Information in the strictest confidence and ensure that proper and secure storage is provided for the confidential information while in your possession, power or control.








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Intellectual Property

Everything an employee creates in the course of their work belongs to the Company and is therefore part of the Company's intellectual property.

Intellectual property means all intellectual property rights including without limitation the Company's industry knowledge, experience, methodologies, systems, procedures, processes and information, client and customer lists and all information, trade secrets and materials marked or designated as confidential by the Company.

The employee:

a. assigns to the Company all existing and future intellectual property rights in all documents, software, reports, proposals and other material created or generated by the employee (whether alone or with the Company, its employees or contractors) for use by the Company;


b. assigns to the Company all existing and future intellectual property rights in all documents, designs, reports, proposals and other materials created or generated by the employee (whether alone or with the Company, its employees or contractors) during the period of engagement in the area of (or similar to) the Company's business, which is developed wholly or partially in Company time or any employees own time including but not limited to after hours and whilst the employee is on annual leave or other form of leave;


c. acknowledges that all intellectual property rights in or associated with the confidential information of the Company belongs to the Company.

o    Ownership of Systems Developed

Any system (i.e. application or program) developed by you for the Company or any of its clients during the term of your employment remains the sole property of the Company. You are not permitted, without the prior authority of the Company, to distribute these systems to any individual, company or other person, either during your employment or after terminating your employment.



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o    Termination of Employment

This contract may be terminated by either party giving four months notice (or making payment of an equivalent amount instead) to the other party. The Company has the right to terminate employment without notice in the event of proven misconduct.


Would you please confirm your acceptance of the conditions herein by signing the attached copy of this letter and return it to me at your earliest convenience.




Yours sincerely
Fit For Business Inc





Mark Poulsen
President and Founder




Signed & Accepted             /s/ Anthony Head           Date   3/11/2004
                             -------------------
                                  Anthony Head


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